UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2010

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6400 South Fiddlers Green Circle, Suite 950
Greenwood Village, CO 80111

303-796-3020
Telephone number, including
Area code

1330 E. Margaret Avenue
Coeur d’Alene, ID 83815
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 6, 2010 Metalline Mining Company (the “Company”) entered into an employment agreement with Brian Edgar, the Company’s Executive Chairman (the “Agreement”).  The Agreement is effective as of April 16, 2010, but was not fully executed and delivered by the parties until October 6, 2010. The Agreement is intended to memorialize the terms pursuant to which Mr. Edgar is serving as the Company’s Executive Chairman.  The terms of the Agreement are substantially consistent with the terms previously disclosed by the Company, and by which Mr. Edgar has been compensated since being elected to the Board in April 2010.

The term of the Agreement is through April 15, 2012.  Mr. Edgar is being compensated at the rate of $7,500 per month and will be eligible for an annual bonus in the discretion of the Board of Directors.  If the Agreement is terminated by the Company without cause the Agreement provides that Mr. Edgar is entitled to a severance payment equal to twelve months of his base compensation.  The Agreement includes standard confidentiality and non-competition restrictions that are commonly required of executive level persons.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010 Merlin Bingham resigned from the Company’s Board of Directors effective immediately.   Mr. Bingham informed the Company that his resignation was for personal reasons and not the result of any disagreement or concern by Mr. Bingham with respect to any Company practice or policy.

Item 9.01.  Exhibits

10.1           Employment Agreement between Metalline Mining Company and Brian Edgar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)
Date: October 8, 2010	/s/ Robert Devers
Name: Robert Devers
Title: Chief Financial Officer